                                                       -------------------------
                             UNITED STATES                    OMB APPROVAL
                   SECURITIES AND EXCHANGE COMMISSION  -------------------------
                        Washington, D.C.  20549        OMB Number:  3235-0145
                                                       Expires:  August 31, 1999
                                                       Estimated average burden
                                                       hours per response  14.90
                                                       -------------------------

                                SCHEDULE 13G


                  Under the Securities Exchange Act of 1934

                             (Amendment No. 1)*


                          Infoseek Corporation /DE/
--------------------------------------------------------------------------------
                              (Name of Issuer)


                                Common Stock
                       Preferred Share Purchase Rights
--------------------------------------------------------------------------------
                       (Title of Class of Securities)


                                 45678M-10-7
--------------------------------------------------------------------------------
                               (CUSIP Number)


                              December 31, 1998
--------------------------------------------------------------------------------
           (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                             [_]   Rule 13d-1(b)

                             [X]   Rule 13d-1(c)

                             [_]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the
                                   Notes).


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                               SEC 1745 (3-98)

                               Page 1 of 3 pages
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  CUSIP No ..........   45678M-10-7

------------------------------------------------------------------------------
      Names of Reporting Persons.
 1    I.R.S. Identification Nos. of above persons (entities only)
      Steven T. Kirsch, SSN: ###-##-####

------------------------------------------------------------------------------
      Check the Appropriate Box if a Member of a Group (See Instructions)
 2    (a) [_]
      (b) [_]

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      SEC Use Only
 3

------------------------------------------------------------------------------
      Citizenship or Place of Organization
 4
      United States of America

------------------------------------------------------------------------------
                          Sole Voting Power
                     5
     Number of            4,501,355

      Shares       -----------------------------------------------------------
                          Shared Voting Power
   Beneficially      6
                          969,875
     Owned by
                   -----------------------------------------------------------
       Each               Sole Dispositive Power
                     7
    Reporting             4,501,355

      Person       -----------------------------------------------------------
                          Shared Dispositive Power
       With          8
                          969,875
------------------------------------------------------------------------------
      Aggregate Amount Beneficially Owned by Each Reporting Person
 9
      5,471,230

------------------------------------------------------------------------------
      Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
10

------------------------------------------------------------------------------
      Percent of Class Represented by Amount in Row (9)
11
      9.07%

------------------------------------------------------------------------------
      Type of Reporting Person (See Instructions)
12
      IN

------------------------------------------------------------------------------

                               Page 2 of 3 pages
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CUSIP No.............................................................45678M-10-7

Item 1.

    (a)   Infoseek Corporation

    (b)   1399 Moffett Park Drive, Sunnyvale, CA  94089-1134

Item 2.

    (a)   Steven T. Kirsch

    (b)   Infoseek Corporation, 1399 Moffett Park Drive, Sunnyvale, CA 94089-
          1134

    (c)   United States of America

    (d)   Common Stock / Preferred Share Purchase Rights

    (e)   Not Applicable

Item 3.   NOT APPLICABLE

Item 4.   (a)    5,471,230

          (b)    9.07%

          (c)    (i)      4,501,355

                 (ii)     969,875

                 (iii)    4,501,355

                 (iv)     969,875

Item 5.   NOT APPLICABLE

Item 6.   NOT APPLICABLE

Item 7.   NOT APPLICABLE

Item 8.   NOT APPLICABLE

Item 9.   Certification

           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                  SIGNATURE

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set in this statement is true, complete and correct.


                                                 February 12, 1999
                                       ------------------------------------
                                                        Date


                                                /s/ Steven T. Kirsch
                                       ------------------------------------
                                                      Signature


                                                   Steven T. Kirsch
                                       ------------------------------------
                                                      Name/Title


  Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)

                               Page 3 of 3 pages